Exhibit 21.1

Subsidiaries of the Registrant

1.    Crystal Magic, Inc., a Florida corporation d/b/a Crystal Magic, Inc.

2.    Mountain Capital, LLC, a New York limited liability company d/b/a Arrow Media Soultions

3.    Auleron 2005, LLC, a New York limited liability company d/b/a Auleron Technologies